10.12

                    AGREEMENT dated as of October 1, 1995 between ARNOLD J. SCHEINE ("Scheine"), residing at 47 Lyncrest Drive, Monsey, New York, and LCS Industries, Inc., having an office at 120 Brighton Road, Clifton, New Jersey, a corporation organized under the laws of the State of Delaware ("the Company").

                    WHEREAS, the Company desires to employ Scheine as its chief executive officer and obtain his special skills and experience upon the terms and conditions hereinafter set forth, and Scheine is willing to accept such employment;

                    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and the mutual covenants herein contained, the parties agree as follows:

                    1. The Company has employed and shall continue to employ Scheine for a period of three (3) years commencing October 1, 1995 and terminating September 30, 1998.

                    2. Scheine shall be the president and chief executive officer of the Company and shall perform for the Company the services and duties associated with such position and such other duties as shall be designated by the Board of Directors of the Company consistent therewith.

                    3. Scheine shall devote his best efforts in the performance of his duties so as to promote the profit, benefit and advantage of the business of the Company.

                    4. As compensation for his services as set forth hereunder, the Company shall pay as wages to Scheine annually ("Wages") (a) a base salary of $370,000, (b) a bonus equal to (i) two percent (2%) of the first five million dollars ($5,000,000) of pretax income and (ii) three percent (3%) of the pre-tax income of the Company in excess of five million dollars ($5,000,000) as determined by the Company's auditors (the "Bonus"), (c) the continued use of a car provided by the Company, and (d) all other medical, hospital, dental, savings, stock purchase, life insurance, disability insurance, pension and other benefits as are customarily given by the Company to executives of the Company. Additionally, and as an inducement for Scheine to enter into this Agreement, the Company shall forgive the repayment of principal and interest on an automobile loan of six thousand dollars ($6,000) previously made to him. In the event the Bonus reaches the sum of $500,000, the parties shall negotiate a new and different formula for all sums in excess thereof.

                    5. Scheine may be discharged by the Board of Directors of the Company for just cause, in which event all of the rights and obligations of the parties shall forthwith terminate, except where this Agreement expressly provides that provisions shall survive termination of this Agreement. Just cause shall include (a) the willful and continued failure by Scheine to substantially perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness), after written demand for substantial service is delivered by the Company that specifically identifies the manner in which the Company believes Scheine has not substantially performed his duties, or (b) the willful engaging by Scheine in misconduct which is materially injurious to the Company, monetarily or otherwise, including acts of dishonesty constituting a felony under the laws of the jurisdiction where such acts were performed and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company, or (c) the willful and continued violation by Scheine of the provisions of this Agreement after written notice is delivered by the Company or its Board of Directors that specifies that the continuation or repetition of any specifically identified conduct will be the basis for the Company having just cause under this clause.

                    6. The Company shall have the right to terminate this Agreement in the event of (a) the death of Scheine, or (b) the disability of Scheine for a continuous period of ninety (90) days, or for one hundred twenty
(120) days during a period of six (6) months. The Company's right to terminate shall accrue upon thirty (30) days written notice to Scheine, his legal representative, or his estate as the case may be. Upon the exercise of such right to terminate, the Company shall pay to Scheine, his legal representative, or his estate, as the case may be, Wages, less any sum received by Scheine as disability benefits pursuant to a policy of insurance provided by the Company, for a period of twelve (12) months or the remainder of the term of this Agreement, which ever is shorter, and upon the payment of the aforesaid, all liability of the company to Scheine and his successors and legal representatives shall terminate. That portion of Wages as defined in paragraph 4 (b) hereof shall be calculated on a pro rata basis to the point of death or disability.

                    7. Scheine covenants that while he is employed by the Company pursuant to the terms of this Agreement and for a period of one (1) year thereafter, he shall not, directly or indirectly, own, operate, join, control, or participate in or be connected with as an officer, employee, partner, stockholder, consultant, or otherwise, any entity, which is at the time in competition with the business of the Company as now or hereafter conducted.

                    8.  Notwithstanding   anything  to  the  contrary  contained
herein, Scheine may accept employment with a subsidiary of the Company.

                    9. Scheine acknowledges that his services to the Company are unique and that any breach of the foregoing will cause the Company irreparable harm entitling it to obtain injunctive relief, in addition to any and all other remedies available to it. The provisions of paragraph 7 and 8 shall survive the termination of this Agreement.

                    10. All notices directed to any party hereto shall be in writing, mailed by certified or registered mail, to the party at the address of said partner as set forth above, unless the address for notices is changed by giving written notice thereof.

                    11. This agreement shall be binding upon the parties hereto, and their respective estates, heirs, legal representatives and assigns.

                    12. This agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of New York and any dispute arising out of or related to this Agreement shall be litigated in the federal or state courts of the State of New York.

                    13. This agreement contains the entire agreement of the parties and it may not be changed or modified except by a writing duly executed by all of the parties hereto.

                    IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the day and year first above written.



/s/ Arnold J. Scheine
- -----------------                              LCS Industries, Inc.
Arnold J. Scheine



                                        By:    /s/ Pat R. Frustaci
4/2/96
                                               Vice President-Finance